Investor Contact:	Media Contact:
James T. Glover SVP, Operations & CFO Anadys Pharmaceuticals, Inc. (858) 530-3763 jglover@anadyspharma.com	Ian Stone or David Schull Russo Partners, LLC (619) 814-3510 ian.stone@russopartnersllc.com david.schull@russopartnersllc.com

ANADYS PHARMACEUTICALS REPORTS THIRD QUARTER
2008 FINANCIAL RESULTS AND HIGHLIGHTS

San Diego, October 23, 2008 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a clinical-stage biopharmaceutical company dedicated to improving patient care by developing novel medicines in the areas of hepatitis C and oncology, today reported its financial results and highlights for the third quarter ended September 30, 2008.

“We continue to make rapid progress in both of our hepatitis C development programs,” said Steve Worland Ph.D., President and CEO of Anadys. “We completed our first clinical study of ANA598 in healthy volunteers and have now completed the healthy volunteer portion of our ongoing ANA773 study.  For both programs, we are very encouraged by the data and look forward to initiating patient dosing this quarter.”

Financial Results

As of September 30, 2008, the Company’s cash, cash equivalents and securities available-for-sale totaled $34.4 million.

During the third quarter of 2008 the Company had no revenue, compared to $21.5 million for the same quarter of 2007. The revenue in the third quarter of 2007 was primarily derived from the recognition of previously deferred revenue associated with an upfront payment and a milestone payment under a prior collaboration.

Research and development expenses were $7.6 million for the third quarter of 2008 and 2007. During the third quarter of 2008, cost savings derived from Anadys’ completed strategic restructuring and associated termination of prior development programs were offset by a significant increase in ANA598 development costs.

General and administrative expenses were $2.1 million for the third quarter of 2008, compared to $2.4 million for the third quarter of 2007. The $0.3 million decrease primarily resulted from cost savings derived from Anadys’ completed strategic restructuring.

Operating expenses were $9.7 million for the third quarter of 2008, compared to $10.0 million for the third quarter of 2007. Included as a component of Anadys’ operating expenses were non-cash, share-based expenses of $0.7 million and $1.4 million for the third quarter of 2008 and 2007, respectively.

The net loss was $9.3 million for the third quarter of 2008, compared to net income of $12.3 million for the third quarter of 2007. Basic and diluted net loss per common share was $0.32 in the third quarter of 2008, compared to net income per common share of $0.43 in the third quarter of 2007. Non-cash share-based expense resulted in a $0.03 increase in basic and diluted net loss per share for the third quarter of 2008 compared to a $0.05 decrease in basic and diluted net income per share for the third quarter 2007.

During the nine months ended September 30, 2008 the Company had no revenue, compared to $23.9 million for the same period in 2007. The revenue recognized in the first nine months of 2007 was primarily derived from the amortization of an upfront payment and a milestone payment under a prior collaboration and the recognition of the previously deferred revenue upon termination of the collaboration. Operating expenses during the nine months ended September 30, 2008 were $25.2 million compared to $28.1 million for the nine months ended September 30, 2007. The decrease in operating expenses was a result of cost savings derived from Anadys’ completed restructuring partially offset by increases in development costs for ANA598 and ANA773. For the nine months ended September 30, 2008, Anadys reported a net loss of $23.9 million, compared to $1.4 million for the same period last year. Basic and diluted net loss per common share was $0.83 for the nine months ended September 30, 2008, compared to $0.05 for the same period in 2007.

Recent Development Program Highlights

•	Phase Ib Clinical Trial of ANA598. Anadys has completed preparations required to initiate a Phase Ib clinical trial of ANA598, an investigational oral non-nucleoside polymerase inhibitor for the treatment of hepatitis C virus (HCV) infection, and expects to initiate patient dosing shortly. ANA598 will be administered to naïve genotype 1a and 1b patients at 200 mg bid (twice-a-day), 400 mg bid or 800 mg bid over a period of three days. Anadys expects to have viral load data from this study in the first quarter of 2009. Based on the data from the first three cohorts, Anadys may elect to explore once daily dosing and/or other dose levels of ANA598.

•	Conclusion of Healthy Volunteer Study in Phase I Clinical Trial of ANA598. In September, Anadys announced preliminary results of the Phase I clinical trial of ANA598 in healthy volunteers and finalization of the protocol for a Phase Ib trial of ANA598 in HCV infected patients. ANA598 was well tolerated at all doses tested, and all doses achieved plasma drug concentrations predicted to display substantial antiviral activity based on preclinical data. Safety and PK data from all dose levels in the Phase I clinical trial of ANA598 will be presented in a late-breaker poster session on November 3 at the 59th Annual Meeting of the American Association for the Study of Liver Diseases (AASLD), to be held in San Francisco, California. Further preclinical data on ANA598 will be presented at AASLD in two additional poster presentations on November 4.

•	Initiation of Long-Term Chronic Toxicology Studies of ANA598. In September, Anadys initiated long-term chronic toxicology studies of ANA598. If ANA598 is successful in early stage clinical trials, it is anticipated that the acceleration of these and other non-clinical activities into 2008 will enable a more rapid and continuous development path into Phase II studies during 2009.

•	Phase I Clinical Trial of ANA773 in HCV. In July, Anadys announced that it was resuming clinical investigation of the TLR7 mechanism in HCV by taking ANA773 into a clinical trial under a two-part protocol designed to test ANA773 in both healthy volunteers and patients with HCV. In October, Anadys completed dosing in healthy volunteers. Subjects received a single dose followed by four doses taken every other day, at levels from 200 mg to 1600 mg (with six subjects receiving active and two receiving placebo in each dose cohort). No serious adverse events were reported. Biomarker induction indicative of immune activation was seen in a majority of subjects beginning at 800 mg. Some side effects commonly seen with interferon treatment, including fever and chills, were observed at higher doses, with the frequency and intensity of interferon-like side effects increasing with dose. One subject at the 1200 mg dose and two subjects at the 1600 mg dose discontinued from the trial before completion of dosing. Anadys expects to initiate Part B of the study in HCV patients within the next few weeks. Patients in the first cohort will receive 800 mg of ANA773 every other day for 28 days. Doses for subsequent cohorts will be selected based on viral load and tolerability data from the 800 mg cohort.

•	Phase I Clinical Trial of ANA773 in Oncology. Anadys continues to enroll patients in an ongoing Phase I clinical trial of ANA773 in oncology and has now completed enrollment in the third cohort.

Webcast of Conference Call

Anadys will host a conference call at 5:00 p.m. EDT today to discuss its third quarter financial results and highlights and to provide an update on its development programs. A live webcast of the call will be available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 86226986. The webcast and telephone replay will be available through November 6, 2008.

About Anadys

Anadys Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company dedicated to improving patient care by developing novel medicines in the areas of hepatitis C and oncology.  For the treatment of chronic hepatitis C, the Company is developing two potentially complementary agents, ANA598, a non-nucleoside polymerase inhibitor and ANA773, an oral TLR7 agonist prodrug. The Company is also developing ANA773 for the treatment of cancer.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include, but are not limited to, references to the expected timing and planned development activities for ANA598 and ANA773, including the trial design, occurrence, timing, and pace of future clinical trials, the timing for obtaining viral load data and expectations regarding such data, as well as the anticipated future clinical benefits of ANA598 and ANA773.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements.  For example, the results of preclinical studies and early clinical trials may not be predictive of future results, and Anadys cannot provide any assurances that ANA598 or ANA773 will not have unforeseen safety issues, will have favorable results in future clinical trials or will receive regulatory approval.  In addition, Anadys’ results may be affected by competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to enter into collaborations around its product candidates, its ability to successfully develop and market products, difficulties or delays in its preclinical studies or clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving its product candidates and its ability to obtain additional funding to support its operations.  Risk factors that may cause actual results to differ are more fully discussed in Anadys’ SEC filings, including Anadys’ Form 10-K for the year ended December 31, 2007 and Anadys’ most recent Form 10-Q.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Condensed Consolidated Financial Statements

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
(Unaudited)
	Three Months Ended				Nine Months Ended September 30,
	September 30,
	2008		2007		2008	2007
Revenues	$	—	$	21,489	$—	$	23,892
Operating expenses
Research and development (1)		7,581		7,602	19,091		21,275
General and administrative		2,084		2,444	6,104		6,844

Total operating expenses (2)		9,665		10,046	25,195		28,119
Interest income and other, net		316		864	1,311		2,855

Net (loss) income (2)		$(9,349)	$	12,307	$(23,884)	$	(1,372)

Net (loss) income per share, basic and diluted (2)		$(0.32)		$0.43	$(0.83)		$(0.05)
Share used in calculating net (loss) income per
share, basic and diluted		28,775		28,651	28,734		28,637

(1) Includes $— and $77 as additional research and development expense, which represents an estimate of the net payable due to Novartis of ANA975 research and development costs for the three months ended September 30, 2008 and 2007, respectively. Includes ($47) and ($514) as an offset in research and development expense, which represents an estimate of the net reimbursement by Novartis of ANA975 research and development costs for the nine months ended September 30, 2008 and 2007, respectively.

(2) Includes non-cash operating expenses of $738 and $1,392 determined in accordance with Statement of Financial Accounts Standards No. 123(R), “Share-Based Payment” (SFAS No. 123(R)) or approximately $0.03 and $0.05 effect on basic and diluted net (loss) income per common share for the three months ended September 30, 2008 and 2007, respectively. Research and development expense and general and administrative expense includes $326 and $412 of non-cash operating expenses determined in accordance with SFAS No. 123(R) for the three months ended September 30, 2008. Includes non-cash operating expenses of $2,065 and $3,502 determined in accordance with Financial Accounts Standards Board Statement 123(R), “Share-Based Payment” or approximately $0.07 and $0.12 effect on basic and diluted net loss per common share for the nine months ended September 30, 2008 and 2007, respectively. Research and development expense and general and administrative expense includes $949 and $1,116 of non-cash operating expenses determined in accordance with SFAS No. 123(R) for the nine months ended September 30, 2008.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities available-for-sale	$34,352	$56,495
Other current assets	2,442	1,004
Noncurrent assets	1,999	4,027

Total assets	$38,793	$61,526

Liabilities and Stockholders’ Equity
Current liabilities	$5,549	$5,415
Other long-term liabilities	38	432
Stockholders’ equity	33,206	55,679

Total liabilities and stockholders’ equity	$38,793	$61,526